FOR IMMEDIATE RELEASE

For further information contact:

Michael A. DeGiglio
President & CEO
EcoScience Corporation
Phone:  732-432-8200

Laurence Hirschhorn / Steven Anreder
Anreder Hirschhorn Silver and Company
Phone: 212-532-3232

                     ECOSCIENCE AND COGENTRIX COMPLETE SALE
                 OF MINORITY PARTNERSHIP INTERESTS TO ECOSCIENCE


EAST BRUNSWICK, NJ, January 5, 1999 - EcoScience Corporation (NASDAQ: ECSC) today reported that on December 30, 1998 it purchased all of Cogentrix Energy Inc.'s partnership interests in four greenhouse operations in which EcoScience and Cogentrix were partners (Village Farms of Texas LP, Village Farms of Marfa LP, Village Farms of Buffalo LP and Village Farms of Pocono LP), and terminated Cogentrix's right of first option agreement to participate in new projects.

Pursuant to the Definitive Agreement, EcoScience acquired from Cogentrix all of the outstanding capital stock of each of Cogentrix of Buffalo, Inc., Cogentrix of Fort Davis I, Inc., Cogentrix Greenhouse Investments, Inc., Cogentrix of Marfa, Inc. and Cogentrix of Pocono, Inc. (the "Companies") for of 1,000,000 shares of EcoScience common stock; and a $20,600,000 promissory note bearing interest at the rate of 11.25% per annum, due and payable on March 15, 1999, and secured, along with certain other obligations to Cogentrix, by the outstanding shares of Agro Power Development, Inc. (APD) and the stock of the Companies. EcoScience promised to register the 1,000,000 shares by March 15, 1999 and in the event it fails to timely do so, will be required, at the election of Cogentrix, to repurchase the EcoScience stock from Cogentrix at a price equal to the greater of $4.00 or the Market Price the day prior to the sale. Sales of the stock are subject to a holding period as follows:

          As of March 16, 1999, no more than 250,000 shares may be sold and, as of June 30, 1999, no more than a cumulative aggregate of 500,000 may be sold.

EcoScience has retained Chestnut Partners, Inc. to assist the Company in securing financing to fund the repayment of the promissory note to Cogentrix and to help the Company raise additional working capital.

EcoScience President and CEO Michael A. DeGiglio said, "This transaction marks an important step in realizing the success of the original business concept behind Agro Power Development, Inc. and, more

                                     -more-
importantly, will allow APD to continue to expand and take full advantage of the growth opportunities present in the premium, branded, greenhouse vegetable industry."

Chief Financial Officer, David M. Suchniak added, "This transaction will ultimately allow the Company to move from a project financing structure to a more efficient corporate financial strategy, thereby reducing the costs associated with project finance, as well as the opportunity to improve our balance sheet, reducing capital costs during 1999."

EcoScience is the leading domestic producer, marketer and distributor of high value, premium quality greenhouse grown fresh produce, using advanced and environmentally sound technology to provide the consumer with tastier, healthier, more appealing fresh fruits and vegetables. The company is preeminent in the design, marketing and distribution of greenhouse growing and postharvest systems and products, while continuing to develop biological products for application in agricultural and sensitive use environments.

In terms of total acreage controlled by a single entity, EcoScience is the largest producer of premium quality, greenhouse grown tomatoes in the U.S., which it sells, along with other fresh vegetables, under its Village Farms(R) and Home Choice(TM) brand names to retail supermarkets and dedicated wholesale distribution companies throughout the U.S. The Company operates eight large greenhouse facilities in the U.S. and has other marketing agreements in place with other growers in the United States, Mexico, Morocco and the Netherlands.

Cogentrix Energy, Inc., headquartered in Charlotte, NC, acquires, develops, owns and operates electric generation and other power assets in the United States and internationally.

This press release contains forward looking statements. Results are subject to risks and uncertainties that could cause actual results to differ materially from the statements made herein. These risks and uncertainties have been included in EcoScience's filings with the Securities and Exchange Commission. Investors are encouraged to review EcoScience's Proxy Statements, the Company's Form 10-K and Forms 10-Q and other documents filed with the Securities and Exchange Commission for a more complete discussion of factors that could affect EcoScience's performance.

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